UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2013

Integrated Drilling Equipment Holdings Corp. (formerly Empeiria Acquisition Corp.) (Exact name of registrant as specified in its charter) _____________

Delaware (State or other jurisdiction of incorporation)	000-54417 (Commission File Number)	27-5079295 (IRS Employer Identification No.)

25311 I-45 Woodpark Business Center, Bldg. 6 Spring, TX (Address of principal executive offices)	77380 (Zip Code)

Registrant’s telephone number, including area code: (281) 465-9393

Not Applicable (Former name or former address, if changed since last report) _____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2013, Robert L. Potter and Randall D. Stilley were appointed to the Board of Directors (the “Board”) of Integrated Drilling Equipment Holdings Corp., formerly Empeiria Acquisition Corp. (the “Company”).

Mr. Potter and Mr. Stilley were appointed as Class II directors with initial terms expiring at the 2014 annual meeting of stockholders. The Board appointed each of Mr. Potter and Mr. Stilley to serve on both the Audit Committee and Compensation Committee of the Board.

The Board has determined that Mr. Potter and Mr. Stilley are independent directors under the NYSE MKT marketplace rules.

At the present time, members of our Board of Directors do not receive compensation for their service as directors.

There are no relationships between Mr. Potter or Mr. Stilley and the Company that would require disclosure under Item 404(a) of Regulation S-K.

These appointments were made pursuant to a voting agreement (the “Voting Agreement”) between the former stockholders of Integrated Drilling Equipment Company Holdings Inc. (the “Acquired Company”) and Empeiria Investors LLC (“EI”). Pursuant to the Voting Agreement, each of the former stockholders of the Acquired Company and EI has the right to nominate three directors, including one independent director, to the Board and each has agreed to vote for the other’s nominees. The former stockholders of the Acquired Company nominated Mr. Potter to be a director of the Board. EI nominated Mr. Stilley to be a director of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2013	Integrated Drilling Equipment Holdings Corp.

	By:	/s/ N. Michael Dion
Name: N. Michael Dion Title: Chief Financial Officer